SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8POS
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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American Enterprise Development Corporation
(Exact Name of Registrant as Specified in its Charter)

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Texas	76-0649310
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

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2544 Tarpley Rd., Suite 104
Carrollton, Texas 75006
(972) 418-0225
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

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Amended 2008 Stock Plan for Directors, Officers and Consultants
Amending 2007 Stock Incentive Plan
(Full Name of Plan)

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C.K. Williams, Chief Executive Officer
2544 Tarpley Rd., Suite 104
Carrollton, Texas 75006
(972) 418-0225
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to: Jack Chapline Vaughan
Attorney at Law
P.O. Box 740043
Houston, Texas 77274-0043

Tel. 713-266-3700
Fax 713-266-3701

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Stock, par value $.01 per share	6,000,000	$1.50	$9,000,000	$963.00
(1) This Registration Statement covers 6,000,000 shares of common stock that may be issued from time to time pursuant to the Amended 2008 Stock Plan for Directors, Officers and Consultants.

 EXPLANATORY NOTE

This Registration Statement on Form S-8 (this "Registration Statement") for American Enterprise Development Corporation [trading symbol AEND.PK] registers shares of our common stock underlying options, warrants and other awards that may be issued to certain of our employees, directors and consultants under our Amended 2008 Stock Plan for Directors, Officers and Consultants ("2008 Plan") amending the 2007 Stock Incentive Plan ("2007 Plan").

The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the "Commission") as permitted by the Note in Part I of Form S-8. This information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This post-effective amendment of the previously filed S-8 reflects an increase of authorized employee incentive shares by 3,000,000 shares of common stock.

PART I

The registrant hereby incorporates by reference the information set forth in its S-8 registration statement File No. 333-145799 filed on August 30, 2007 and Current Report on Form 8-K File No. 811-21607 filed on December 27, 2006 and refilled December 28, 2006, together with all attachments including Exhibit 10.1 "2007 Stock Incentive Plan".

All shares registered under the Company's S-8 registration statement File No. 333-145799 filed on August 30, 2007 have been sold. The Registrant's board of directors has approved the registration of an additional six million (6,000,000) shares of common stock under the 2008 Stock Incentive Plan for Directors, Officers and Consultants amending the Registrant's 2007 Stock Incentive Plan, which are registered hereby.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The registrant hereby incorporates by reference the information set forth in its S-8 registration statement File No. 333-145799 filed on August 30, 2007 and the documents listed in (a) through (c) below. All documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of this post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)       The registrant's latest quarterly report on Form 10-QSB filed November 14, 2007 File No. 000-50526.

(b)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant's document referred to in (a) above.

(c)       The registrant's Current Report on Form 8-K filed December 28, 2006 File No. 811-21607.

(d)       The description of securities contained in earlier SEC filings including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference. Please send requests to American Enterprise Development Corporation, 2544 Tarpley Rd., Suite 104, Carrollton, Texas 75006 or call (972) 418-0225.

ITEM 4. DESCRIPTION OF SECURITIES

We incorporate by reference herein the description of our securities set forth in our Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (as amended), filed on August 14, 2007, File No. 333-145444.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Our consolidated financial statements for the quarter ended September 30, 2007, which we incorporate by reference herein, have been audited by McElravy, Kinchen & Associates, P.C., an independent certified public accountant, as set forth in their report thereon. Such report is given on the authority of that firm as experts in accounting and auditing and in reliance upon its report. The validity of the common stock covered by the Company's S-8 Registration Statement was passed upon for the Company by Patton Boggs and for the common stock covered by this post-effective amendment by Jack Chapline Vaughan, Attorney at Law, P.O. Box 740043, Houston, Texas 77274-0043 (Tel. 713.772.2934).

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that the Company must indemnify its directors, officers and employees to the full extent allowed by law against all expenses and liabilities, including counsel fees, reasonably incurred or imposed upon him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, administrative or criminal, to which he may be made party, or in which he may become involved, by reason of his being or having been a director, officer, employee or agent of the Company or any settlement thereof, whether or not he is a director, officer or agent at the time such expenses are incurred, except in such cases wherein the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification herein shall apply only when the Company's board of directors approves such settlement and reimbursement as being for the Company's best interest.

Our Bylaws also provide that the Company must provide any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the Company's request as a director, officer, employee or agent of the company, partnership, joint venture, trust or enterprise, the indemnity against expenses of suit, litigation or other proceedings which is specifically permissible under applicable law. Additionally, pursuant to the Bylaws, the Company's board of directors may, in its sole discretion, direct the purchase of liability insurance by way of implementing the indemnification provisions set forth in the Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

Incorporated by reference-see Item 1 supra

ITEM 9. UNDERTAKINGS

The registrant hereby undertakes:

(a)(1)To file, during any period in which offers or sales are being made, additional post-effective amendments to this Registration Statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carrollton, State of Texas, on this 27th day of February 2008.

AMERICAN ENTERPRISE DEVELOPMENT CORPORATION
By: /s/ C.K. Williams
Carey Kent Williams, President, Chief Executive Officer and Director

   Each person whose signature appears below appoints Carey Kent Williams, individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s). Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Carey Kent Williams	February 27, 2008
Carey Kent Williams
President, Chief Executive Officer and Acting Chairman of the Board of Directors

By:	/s/ William Carmichael	February 27, 2008
William Carmichael
Director

By:	/s/ Robert Hamlin	February 27, 2008
Robert Hamlin
Director

By:	/s/ Miles Lim	February 27, 2008
Miles Lim
Director

By:	/s/ William G. Martin, Jr.	February 27, 2008
William G. Martin, Jr
Director

By:	/s/ Robert Wilson	February 27, 2008
Robert Wilson
Director